EXHIBIT 23.2

KPMG

                 KPMG LLP
                Suite 1100
               One Jackson Place
               188 East Capitol Street
               Jackson, MS  39201-2127

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hancock Holding Company:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hancock Holding Company of our report dated February 27, 2009, with respect to the consolidated balance sheet of Hancock Holding Company as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 10-K of Hancock Holding Company.

/s/ KPMG LLP

Birmingham, Alabama
January 3, 2011